Exhibit 99.1 NASDAQ:GFED www.gbankmo.com

For Immediate Release

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO
1341 W. Battlefield Springfield, MO 65807 417-520-4333

Guaranty Federal Bancshares, Inc. ANNOUNCES

Resumption of stock repurchase program AND

Preliminary third quarter 2016 financial results

SPRINGFIELD, MO – (October 18, 2016) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank (the “Bank”), today announces the resumption of its stock repurchase program along with its preliminary results for the third quarter ended September 30, 2016.

The Board of Directors has authorized the Company to resume repurchases of its common stock under its existing stock repurchase program of which 174,548 shares are remaining to be repurchased. The Company may repurchase its common stock under the program in open market transactions, privately negotiated transactions or by a combination of methods. The timing and actual number of shares repurchased will depend on several factors including price and market conditions. There is no guarantee as to the exact number of shares that will be repurchased and the Company may discontinue repurchases at any time. The Company intends to report on its repurchase activity in its future quarterly financial disclosures.

Third Quarter Financial Results

The Company’s initiatives resulted in the following highlights during the third quarter of 2016:

●	Diluted earnings per share increased to $0.35 compared to $0.28 for the second quarter of 2016 (a 25% increase) and $0.32 for the third quarter of 2015 (a 9% increase).
●	Return on average assets improved to .90% compared to .75% for the second quarter of 2016 and .88% for the third quarter of 2015.
●	Loans increased $7.5 million primarily in commercial real estate.
●	The Joplin Loan Production Office continued its growth with $5.6 million in new loan balances generated during the quarter.
●	Nonperforming assets (NPAs) declined $2.2 million compared to year-end 2015, resulting in an NPA to total assets ratio of 2.05%.
●	Fixed-rate mortgage loan volume increased 41% over the same quarter in 2015.

Below are selected financial highlights of the Company’s third quarter of 2016, compared to the second quarter of 2016 and the third quarter of 2015.

	Quarter ended
	September 30,	June 30,	September 30,
	2016	2016	2015
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$1,542	$1,256	$1,419

Diluted income per common share	$0.35	$0.28	$0.32
Common shares outstanding	4,371,072	4,367,018	4,341,064
Average common shares outstanding , diluted	4,427,553	4,420,484	4,394,019

Annualized return on average assets	0.90%	0.75%	0.88%
Annualized return on average equity	8.64%	7.26%	8.69%
Net interest margin	3.28%	3.33%	3.37%
Efficiency ratio	65.29%	67.79%	64.40%

Tangible common equity to tangible assets	10.46%	10.30%	10.20%
Tangible book value per common share	$16.26	$16.03	$15.15
Nonperforming assets to total assets	2.05%	2.07%	2.54%

Select Quarterly Financial Data

The following key issues contributed to the third quarter operating results as compared to the same quarter in 2015 and the financial condition results compared to December 31, 2015:

Interest income – The Company continued to experience strong loan activity during the third quarter. However, pricing on loans remains challenging due to significant competition on new and renewing credits. This pricing pressure has impacted the ability to maintain loan yield compared to 2015. For the quarter, the Company’s total earning asset yield declined to 3.93% as compared to 4.05% during the same quarter of 2015 primarily due to loan yield declining 19 basis points to 4.42%.

Interest expense - On the liability side, the expansion of core deposit relationships, reductions in higher priced retail products and utilization of cost effective wholesale funding continue to improve the Company’s overall cost of funds. The average cost of funds for the quarter was .76% as compared to .78% for the same quarter in 2015. Going forward, the Company will continue its efforts to utilize a cost effective mix of retail/commercial deposits and non-core, wholesale funding to fund its organic asset growth.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $200,000 during the quarter which is unchanged from the prior year quarter. The provision for the quarter was primarily due to the increased loan balances and various reserves on a few specific problem credits.

At September 30, 2016, the allowance for loan losses of $6.4 million was 1.20% of gross loans outstanding (excluding mortgage loans held for sale), representing a slight increase from the 1.17% as of December 31, 2015. Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Non-interest income –Non-interest income increased $206,000 during the quarter compared to the same quarter in 2015 primarily due to the Company’s increase in gains on sale of Small Business Administration loans of $85,000, gains on sale of investment securities of $48,000 and gains on sale of mortgage loans held for sale of $108,000. The Company’s mortgage division experienced another strong quarter resulting in fixed-rate mortgage volume of $20.4 million for the quarter which was an increase of 41% compared to the same quarter of 2015.

Non-interest expense – Non-interest expenses increased $266,000 over the prior year quarter. This was primarily due to salaries and employee benefits increasing $211,000 due to the staff additions for a loan production office in Joplin, Missouri and the addition of other key positions in the areas of technology, commercial banking and retail production. Also impacting compensation were mortgage commissions which increased due to the mortgage volume noted above.

Provision for income taxes – The decrease in the provision for income taxes for the quarter is a direct result of the Company’s decrease in taxable income primarily through increased utilization of tax-exempt revenue sources.

Capital – At September 30, 2016, stockholders’ equity increased to $71.1 million compared to $66.4 million at December 31, 2015. First, equity increased due to $4.1 million in net income for the nine months ended September 30, 2016. Second, as a result of changes in market interest rates on many debt securities during the nine month period, the Company experienced an improvement in the value of its investment portfolio. The equity portion of the Company’s unrealized gains on available-for-sale securities improved by $1.3 million at September 30, 2016 as compared to December 31, 2015. Offsetting the increase in equity was $1.1 million in shareholder dividends declared during 2016. On a per common share basis, stockholders’ equity increased to $16.26 at September 30, 2016 as compared to $15.27 as of December 31, 2015.

From a regulatory capital standpoint, all capital ratios for both the Company and the Bank remain strong and above regulatory requirements.

Nonperforming assets – The Company reduced its nonperforming assets to $14.0 million as of September 30, 2016 as compared to $16.1 million as of December 31, 2015. Non-performing assets as a percentage of total assets was 2.05% as of September 30, 2016 compared to 2.47% as of December 31, 2015.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains/losses on sales of available-for-sale securities
●	Gains on sales of SBA loans
●	Losses on foreclosed assets held for sale
●	Prepayment penalty on repurchase agreements
●	Provision for loan loss expense
●	Provision for income taxes

A reconciliation of the Company’s net income to its operating income for the periods ended September 30, 2016 and 2015 is set forth below.

	Quarter ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Dollar amounts are in thousands)

Net income	$1,542	$1,419	$4,075	$4,286

Add back:
Provision for income taxes	554	621	1,498	1,906
Income before income taxes	2,096	2,040	5,573	6,192

Add back/(subtract):
(Gains) losses on investment securities	(44)	4	(155)	(151)
Loss on foreclosed assets held for sale	34	21	53	39
Gain on sale of SBA loans	(86)	-	(238)	(344)
Prepayment penalty on repurchase agreements	-	-	-	464
Provision for loan losses	200	200	950	350
	104	225	610	358

Operating income	$2,200	$2,265	$6,183	$6,550

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Jasper and Webster Counties. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 24,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:
	Quarter ended		Nine months ended
	September 30,		September 30,
Operating Data:	2016	2015	2016	2015
	(Dollar amounts are in thousands, except per share data)

Total interest income	$6,354	$6,229	$18,763	$18,903
Total interest expense	1,056	1,047	3,108	3,251
Net interest income	5,298	5,182	15,655	15,652
Provision for loan losses	200	200	950	350
Net interest income after provision for loan losses	5,098	4,982	14,705	15,302
Noninterest income	1,316	1,110	3,604	3,536
Noninterest expense	4,318	4,052	12,736	12,646
Income before income taxes	2,096	2,040	5,573	6,192
Provision for income taxes	554	621	1,498	1,906
Net income available for common shareholders	$1,542	$1,419	$4,075	$4,286
Net income per common share-basic	$0.35	$0.33	$0.93	$0.99
Net income per common share-diluted	$0.35	$0.32	$0.92	$0.98

Annualized return on average assets	0.90%	0.88%	0.81%	0.88%
Annualized return on average equity	8.64%	8.69%	7.83%	8.91%
Net interest margin	3.28%	3.37%	3.32%	3.40%
Efficiency ratio	65.29%	64.40%	66.13%	65.90%

	As of
Financial Condition Data:	September 30, 2016	December 31, 2015
Cash and cash equivalents	$10,949	$18,774
Investments	96,603	97,336
Loans, net of allowance for loan losses 9/30/2016 - $6,397; 12/31/2015 - $5,812	528,427	492,905
Other assets	43,626	43,820
Total assets	$679,605	$652,835

Deposits	$515,764	$517,386
Advances from correspondent banks	74,600	52,100
Subordinated debentures	15,465	15,465
Other liabilities	2,691	1,462
Total liabilities	608,520	586,413
Stockholders' equity	71,085	66,422
Total liabilities and stockholders' equity	$679,605	$652,835
Equity to assets ratio	10.46%	10.17%
Tangible book value per common share	$16.26	$15.27
Nonperforming assets	$13,953	$16,147